         Exhibit 17.1
RESIGNATION LETTER

July 31, 2020

The Board of Directors
News Corporation
1211 Avenue of the Americas
New York, NY 10036

Ladies and Gentlemen:

I hereby tender my resignation as a member of the Board of Directors of News Corporation (the “Company”), effective as of the date hereof.

My resignation is due to disagreements over certain editorial content published by the Company’s news outlets and certain other strategic decisions.

                                 Sincerely,
  /s/
                                 /s/ James R. Murdoch

                                 James R. Murdoch